As filed with the Securities and Exchange Commission on January 2, 2026
Registration No. 333-292552

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-3 Registration No. 333-292552

UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3400 Overton Park Drive
Atlanta, GA 30339
(Address of principal executive offices, including zip code)

(615) 744-3700
(Registrant’s telephone number, including area code)

Mary Maurice Young
Deputy General Counsel and Corporate Secretary
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA  30339
(706) 641-6500
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post‑effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non‑accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the following registration statement on Form S-3ASR (the “Registration Statement”) is being filed by Pinnacle Financial Partners, Inc., a Tennessee corporation (“Legacy Pinnacle”), to terminate all offerings under the Registration Statement and to deregister any and all securities registered but unsold as of the date hereof thereunder:

1.
Registration Statement on Form S-3ASR, File No. 333-292552, filed with the Securities and Exchange Commission (the “Commission”) on January 2, 2026, registering an unspecified amount of debt securities, preferred stock, depositary shares, common stock, warrants, units and stock purchase contracts.

On January 2, 2026, due to inadvertent processing error, the Registration Statement, which was intended to be filed by Pinnacle Financial Partners, Inc. (formerly Steel Newco Inc.), a Georgia corporation (CIK 0002082866, File No. 001-43038), was improperly filed under the EDGAR filing codes of its predecessor entity, Legacy Pinnacle (CIK 0001115055, File No. 001-39309).  The Registration Statement, which was intended to register certain securities of New Pinnacle, was intended to be filed by New Pinnacle in connection with the completion of the simultaneous mergers of Synovus Financial Corp. and Legacy Pinnacle with and into New Pinnacle, with New Pinnacle continuing as the surviving entity and subsequently named “Pinnacle Financial Partners, Inc.”, effective as of January 1, 2026.

As of the date of this Post-Effective Amendment, no offerings of securities have commenced under the Registration Statement.

Legacy Pinnacle has terminated all offerings pursuant to the Registration Statement, and pursuant to the undertakings in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

A Registration Statement on Form S-3ASR (File No. 333-292560) has been subsequently filed by New Pinnacle and accepted by the Commission on January 2, 2026, registering an unspecified amount of debt securities, preferred stock, depositary shares, common stock, warrants, units and stock purchase contracts of New Pinnacle.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 2nd day of January, 2026.

PINNACLE FINANCIAL PARTNERS, INC. (formerly Steel Newco Inc.) as successor-in-interest to Pinnacle Financial Partners, Inc.

By:	/s/ Mary Maurice Young
Mary Maurice Young
Deputy General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.